EXHIBIT 107

CALCULATION OF FILING FEE TABLE

Form S-1

(Form Type)

ASP Isotopes Inc.

(Exact name of registrant as specified in its charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, $0.01 par value per share	457(c)	10,150,517 shares (2)	$1.79 (3)	$18,169,425.43	0.00014760	$2,681.81
Total Offerings Amount						$18,169,425.43		$2,681.81
Total Fees Previously Paid								$0.00
Total Fees Offsets								$0.00
Net Fee Due								$2,681.81

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), ASP Isotopes Inc. (the “Registrant”) is also registering an indeterminate number of additional shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

10,150,517 shares of Common Stock registered for resale by the selling shareholders named in this registration statement, consists of 9,677,935 shares of Common Stock purchased by certain institutional and other accredited investors and certain directors of the Registrant in a private placement of Common Stock that closed on October 26, 2023 and 472,582 shares of Common Stock issued to the placement agent at the closing of the Private Placement.

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act based on the average of the high and low prices of the Common Stock as reported on the Nasdaq Stock Market on November 17, 2023.